CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Federated National Holding Company
Sunrise, Florida

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-225842 and 333-188217) and Form S-3 (No. 333-225464) of FedNat Holding Company of our reports dated March 7, 2019, with respect to the consolidated financial statements and schedules of FedNat Holding Company, and the effectiveness of internal control over financial reporting of FedNat Holding Company included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Charlotte, North Carolina
March 7, 2019